                                                                      EXHIBIT 7

                             AMENDMENT NO. 3 TO THE
                                RIGHTS AGREEMENT
                            OF PICTURETEL CORPORATION


         This Amendment No. 3, dated as of May 24, 2001, amends the Rights Agreement dated as of March 25, 1992 (as amended to date, the "RIGHTS AGREEMENT"), between PictureTel Corporation, a Delaware corporation (the "COMPANY") and Fleet National Bank (f/k/a BankBoston, N.A., f/k/a First National Bank of Boston), as Rights Agent. Capitalized terms which are used herein without definition and which are defined in the Rights Agreement shall have the respective meanings assigned to such terms in the Rights Agreement.

                              W I T N E S S E T H:

         WHEREAS, on March 25, 1992, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Junior Preference Stock;

         WHEREAS, on March 25, 1992, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date;

         WHEREAS, the Distribution Date has not occurred; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Continuing Directors have approved an amendment of certain provisions of the Rights Agreement as set forth below.

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(v) is hereby deleted in its entirety and replaced with the following:

            "(v') "Exempt Person" shall mean:

                  (i) Intel Corporation ("Intel"), so long as such Person and its Affiliates and Associates does not become the Beneficial Owner of greater than that number of shares of Common Stock equal to the sum of: (A) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock of the Company purchased by Intel in connection with that certain Stock Purchase and Investors Rights Agreement, dated as of January 18, 1999 ("1999 Stock Agreement"), by and among this Company and Intel; PLUS
                         (B) the number of shares of Common Stock issuable upon conversion of the Series B Preference Stock of the Company ("Series B Stock") purchased by Intel in connection with that certain Stock Purchase and Investors Rights Agreement, dated as of July 13, 2000 ("2000 Stock Agreement"), by and among this Company, Intel, the State of Wisconsin Investment Board ("SWIB"), Halpern, Denny & Co., and certain other investors listed on Schedule 1 thereto; PLUS (C) the number of additional shares of Common Stock which may be purchased by Intel pursuant to the 1999 Stock Agreement and the 2000 Stock Agreement, each such number of shares as adjusted for stock splits;

                  (ii) SWIB, so long as such Person and its Affiliates and Associates does not become the Beneficial Owner of greater than that number of shares of Common Stock equal to the sum of: (A) 3,616,900 shares of Common Stock, PLUS (B) the number of shares of Common Stock issuable upon conversion of the Series B Stock purchased by SWIB in connection with the 2000 Stock Agreement; PLUS (C) such number of additional shares of Common Stock which may be purchased by SWIB and which, when added to the number of shares of Common Stock in Clauses (A) and (B) hereunder, shall result in the Beneficial Ownership at the time of less than 20% of the Common Stock; PLUS (D) the number of additional shares of Common Stock which may be purchased by SWIB pursuant to the 2000 Stock Agreement, each such number of shares as adjusted for stock splits; PROVIDED, HOWEVER, that at no time shall such Person, its Affiliates and Associates become the Beneficial Owner of 20% or more of Common Stock of the Company; and

                  (iii) Polycom, Inc., Pharaoh Acquisition Corp. and any of their Affiliates solely to the extent that any such Person becomes the Beneficial Owner of 15% of more of the shares of Common Stock then outstanding by reason of the execution of, or the consummation of the transactions contemplated by, the Agreement and Plan of Merger dated as of May 24, 2001, by and among the Company, Polycom, Inc. and Pharaoh Acquisition Corp. (the "Merger Agreement") or Company Tender and Voting Agreements (as defined in the Merger Agreement), including, without limitation, the commencement or consummation of the Offer (as defined in the Merger Agreement), the consummation of the Merger (as defined in the Merger Agreement), or any announcement relating thereto, PROVIDED that this
                         Section 1(v)(iii) shall be of no further force and effect at and after such time as the Merger Agreement is terminated."

         2. AMENDMENT TO SECTION 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         (a) Except as otherwise provided herein, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby in whole or in part at any time from and after the Distribution Date and at or prior to the earliest to occur of: (i) the earlier of (A) Close of Business on March 25, 2002, or (B) the Appointment Date (as such term is defined in the Merger Agreement) in accordance with the terms of the Merger Agreement (the earlier being the "Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof (the "Exchange Date"). At the earliest to occur of the Expiration Date, the Redemption Date or the Exchange Date, all Rights will be extinguished and all Rights Certificates shall become null and void. To exercise Rights, the registered holder of the Rights Certificates evidencing such Rights shall surrender such Rights Certificate, with the form of election to purchase on the reverse side thereof and the certificate contained therein duly executed, after the Distribution Date, to the Rights Agent at the office of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request, together with payment in cash, only if by electronic wire transfer, or by certified check or bank check, of the Purchase Price with respect to the total number of one-one hundredths of a share of Preference Stock (or, after a Common Stock Event, Common Stock and/or Other Consideration) as to which the Rights are exercised (which payment shall include any additional amount payable by such Person in accordance with Section 9(d) hereof). The Rights Agent shall promptly deliver to the Company all payments of the Purchase Price received in respect of Rights Certificates accepted for exercise.

         3.       A new Section 35 is hereby added to add the following:

                  "Notwithstanding any provision to the contrary in this Agreement, no holder of any Right shall be entitled to exercise such Right under or be entitled to any Right pursuant to, any sections of this Agreement, in any case by reason of the execution of the Merger Agreement or Company Tender and Voting Agreements or consummation of any of the transactions contemplated thereby, including, without limitation, the commencement or consummation of the Offer , the consummation of the Merger, or any announcement relating thereto; PROVIDED that this Section 35 shall be of no further force and effect at and after such time as the Merger Agreement is terminated."

         4. EFFECT OF AMENDMENT. Except as expressly amended hereby, the Rights Agreement, as amended to the date hereof, shall remain in full force and effect.

         5. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of said state applicable to contracts made and to be performed entirely within said state.

         6. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         [THE REMAINDER OF THE PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Rights Agreement to be duly executed as of the day and year first above written.

                             PICTURETEL CORPORATION

                             By: /s/ Norman Gaut
                                 ----------------------------------------------
                                 Title: Chief Executive Officer and Chairman of the Board of Directors

Attest:

By: /s/ Annmarie Wixon

                             FLEET NATIONAL BANK

                             By: /s/ Carol Mulvey-Eori
                                 ----------------------------------------------
                             Title: Managing Director

Attest:

By: /s/ Patricia A. DeLuca